                                                                   Exhibit 10.11


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made and entered into as of July 20, 1998, by and between CARROLS CORPORATION, (successor by merger with Pollo Tropical, Inc.), a Delaware corporation (the "Company"), and NICHOLAS A. CASTALDO ("Employee").


                              W I T N E S S E T H

         WHEREAS, pursuant to the terms of an employment agreement dated September 19, 1995 between Pollo Tropical, Inc. ("Pollo") and Employee, as amended May 5, 1997 (together the "Prior Agreement") Employee has been and is presently employed by the Company.

         WHEREAS, in connection with the merger of Pollo into the Company, as of July 20, 1998, the parties have agreed that the Company and Employee shall enter into this Agreement which shall supersede in its entirety the Prior Agreement upon the terms and conditions set forth herein;

         WHEREAS, Employee has more than 20 years of experience in the marketing and sale of consumer products and services, and has more than 15 years of experience in corporate management, strategic planning, concept design, marketing or sales in the restaurant industry (including with Denny's, Steak and Ale, Bennigan's, Burger King, and Pollo Tropical).

         WHEREAS, the Company desires to retain, engage and employ Employee, and Employee desires to be so retained, engaged and employed by the Company and to work for the Company, as the President and Chief Operating Officer ("COO") of the Company's Pollo Tropical Division, upon the terms and conditions set forth in this Agreement; and

         WHEREAS, Employee, by reason of the nature of Employee's duties and responsibilities, will be provided access to the Company's trade secrets and other confidential and proprietary information and the Company desires to maintain the confidentiality of such.

         NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Employment and Duties

                  1.1 General. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, effective as of July 20, 1998, as the President and COO of the Company's Pollo Tropical Division for the term(s) set forth below in Section 2 below, and upon the terms and conditions set forth in this Agreement.

                  1.2 Position. During the term of his employment, Employee shall be the President and COO of the Company's Pollo Tropical Division ("Pollo Tropical"). During his term of employment, Employee shall have duties generally associated with the office of President and COO of Pollo Tropical. During the term of his employment, Employee shall devote his full-time professional efforts and attention to his services as contemplated hereunder, shall render such services to the best of his ability, and shall carry out his employment in a good and professional manner and in the best interests of the Company. Employee shall perform his duties principally from Pollo Tropical's executive offices, which are presently located in Miami, Florida. Employee shall be permitted to serve as an outside director of not more than two other companies and may perform duties as part-time adjunct teacher at a local college or university provided such membership and teaching duties do not in the reasonable discretion of the Board of Directors of Carrols Corporation (the "Board"), negatively impact Employee's ability to perform the duties of President and COO of Pollo Tropical.

                  1.3 Management Committee. Employee shall be a member of the Management Committee of Pollo Tropical, which shall serve as the Board of Directors of Pollo Tropical.

         2.       Term of Employment

                  2.1 Initial Term. The initial term of this Agreement, and of Employee's employment hereunder, shall be from the date hereof through September 30, 2003 (the "Initial Term"), subject to the renewal provisions, set forth below, and subject to earlier termination pursuant to any of Sections 6, 7 or 8 hereof. The "Term" shall mean the Initial Term, together with any "Renewal Term(s)" (as hereinafter defined) exercised by the Company.

                  2.2 Renewal Terms. The Initial Term of this Agreement, and of Employee's employment hereunder, may, at the Company's option, exercisable in its sole and absolute discretion, be renewed and extended as follows:

                      (i) through September 30, 2004 (the "First Renewal Term"), provided the Company provides written notice to Employee of such renewal and extension by no later than July 31, 2003. If this Agreement, and Employee's employment hereunder, is not so renewed and extended by the Company, then such Agreement and employment shall automatically cease and terminate upon the expiration of the Initial Term; and

                      (ii) if the Company exercises its option to renew and extend the term of this Agreement, and of Employee's employment hereunder, pursuant to clause (i) of this Section 2.2 above, then the Company may, at its option, exercisable in its sole and absolute discretion, renew and extend same again through September 30, 2005 (the "Second Renewal Term" and, collectively with the First Renewal Term, each a "Renewal Term" and together the "Renewal Terms"), provided the Company provides written notice to Employee of such renewal and extension by no later than July 31, 2004.

         3.       Compensation

                  3.1 Base Salary. Commencing July 1, 1998 and throughout the Term of Employee's employment under this Agreement, in consideration for all services rendered for and on behalf of the Company and Pollo Tropical, Employee shall receive a base salary (as may be increased from time to time in accordance with the next succeeding sentence, the "Base Salary") at the annual rate of $300,000.00, payable in accordance with the Company's regular payroll practices in effect from time to time. On January 1, 2000 and on each January 1st thereafter during the Term, Employee's base salary shall be increased by a minimum of 5% per annum and may be increased above the minimum 5% per annum, in the sole and absolute discretion of the Board of Directors of the Company (the "Board") (or Compensation Committee thereof), if the Board (or Compensation Committee) determines that such additional increase is reasonable and appropriate under the circumstances.

                  3.2 Bonus. For the period July 1, 1998 to December 31, 1998, and each calendar year thereafter during the Term, Employee shall, in addition to Base Salary, be eligible to receive an annual bonus (the "Bonus") of up to one hundred percent (100%) of his Base Salary (of which not more than 50% may be subject to deferral provisions in the Executive Bonus Plan) for the period, which Bonus shall become payable in accordance with the then current Executive Bonus Plan established by the Compensation Committee of the Board and be based solely upon the achievement by Employee of certain corporate and individual performance standards during the relevant period as reasonably established by the Company after consultation with Employee (the "Performance Standards"). Employee and the Company shall endeavor to agree to the applicable Performance Standards for each year or period by no later than March 30th of such year or period. Any such amounts payable shall be paid within thirty (30) days following the applicable year or period end. For the period January 1, 1998 through June 30, 1998, Employee shall receive a bonus based upon the previous Pollo Tropical, Inc. Executive Bonus Plan, (i.e. up to 50% of salary for the period with calculations covering the 12-month period ending December 31,
1998). No bonus earned in 1998 shall be subject to any deferral provisions in the Executive Bonus Plan.)

         4.       Stock Option or Tracking Stock Option

                  4.1 Stock Options or Tracking Stock Option. (a) Employee shall be entitled to be granted non-qualified options or the equivalent to purchase 5% of the Pollo Tropical's common stock (fully diluted as measured upon initial grant date) or equity value if no Common Stock has been issued (the "Stock Options"), subject to approval by the Compensation Committee of, and upon the terms and conditions set forth in, that certain form of Non-Qualified Stock Option Agreement between the Company and Employee to be attached hereto as Exhibit A (the "Option Agreement"). The Stock Options shall be issued pursuant to the Pollo Tropical's 1998 Stock Option or Tracking Stock Option Plan (the "Plan"), to be attached hereto as Exhibit B.

         5.       Benefits; Expense Reimbursement

                  5.1 Benefits. During the term of Employee's employment under this Agreement, Employee shall be entitled to receive the following benefits:

                      (a) Car Allowance. Employee shall receive an automobile allowance of $600 per month (pro rated for any partial month of employment).

                      (b) Vacation. Commencing September 1, 1998 and thereafter during the Term of this Agreement, Employee shall be entitled to three (3) weeks paid vacation per year (pro rated for any period of employment of less than an entire year). Employee shall also be entitled to all paid holidays provided by the Company from time to time to its senior management personnel. All paid vacation must be taken during the year in which it is earned and available; provided, however, that not more than one (1) week of paid vacation which is earned and available in any year may by accrued and carried over to the next succeeding year. No cash payments will be made by the Company in respect of any earned but unused paid vacation time.

                      (c) Other Benefits. Employee shall be entitled, in accordance with the Company's general policies and practices for senior management in effect from time to time, to participate in and receive the benefits of any and all health, medical, casualty, accident, disability and life insurance plans, sick leave plans and other executive and employment benefits as are made available and in effect from time to time by the Company.

                  5.2 Reimbursement of Expenses. (a) Employee shall be entitled to reimbursement of all ordinary and reasonable business expenses actually paid or incurred by Employee in the course of and pursuant to the performance of his duties hereunder and in furtherance of the best interests of the Company.

                  (b) Any reimbursement by the Company under this Section 5.2 shall be made solely against voucher(s) or invoice(s) therefor and in accordance with the Company's regular reimbursement practices and procedures in effect from time to time.

         6.       Termination of Employment Upon Death or Disability

                  6.1 Death of Employee. In the event that Employee shall die during the term of his employment under this Agreement, Employee's employment with the Company shall immediately cease and terminate and Employee's estate, heirs (at law), devisees, legatees or other proper and legally-entitled descendants (hereinafter, "descendants"), or the personal representative, executor, administrator or other proper legal representative on behalf of such descendants (the "Legal Representative"), shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 6.3 below (relating to payments and benefits due upon a termination as a result of the death of Employee) (hereinafter, the "Death Benefit"), and the Company shall have no further obligation or liability hereunder (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to his death and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                  6.2 Disability of Employee. (a) In the event that Employee shall become incapacitated by reason of sickness, accident or other mental or physical disability during the term of his employment hereunder such that he is substantially unable to perform his duties and responsibilities hereunder for a period of 60 consecutive days, or for shorter periods aggregating 90 days during any 12-month period (a "Disability"), the Company thereafter shall have the right, in its sole and absolute discretion, to terminate Employee's employment under this agreement by sending written notice of such termination to Employee or his legal guardian or other proper legal representative (the "Guardian") and thereupon his employment hereunder shall immediately cease and terminate. In the event of any such termination, Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 6.3 below (relating to payments and benefits due upon a termination as a result of the Disability of Employee) (the "Disability Benefit"), and the Company shall have no further obligation or liability hereunder (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to his Disability and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                      (b) Notwithstanding Section 10.4 hereof, in the event of any good faith dispute which cannot be resolved after reasonable efforts between the parties as to whether Employee suffers a "Disability" as such term is defined and used in this Section 6.2, then the issue shall be determined by the unanimous decision of two Qualifying Physicians (as such term is defined below), with one physician to be appointed by the Company and the other to be appointed by Employee. If the two Qualifying Physicians are unable to agree on the issue, they shall jointly appoint a third Qualifying Physician, and the decision of a majority of the three Qualifying Physicians shall be final and binding on all parties as to the issue of Disability. The fees, costs and expenses associated with such determination, including without limitation the fees of Qualifying Physicians, shall be assessed against and paid by the unsuccessful party. Each party shall be entitled to submit testimony, documents and other competent evidence before the Qualifying Physicians. As used herein, "Qualifying Physician" shall mean a physician licensed to practice medicine in the State of Florida for at least five (5) years, and who has no personal or professional relationship with, or business or financial interest related to, either party to this Agreement.

                  6.3 Payments Upon Section 6 Termination. Within forty-five
(45) days of a termination by reason of death or Disability pursuant to
Section 6.1 or Section 6.2 hereof, respectively, the Legal Representative or Employee (or Employee's Guardian), as the case may be, shall be entitled to receive and be paid Employee's Base Salary as in effect on the date of termination, payable at the Company's regular and customary intervals for the payment of salaries as then in effect, for the lesser of three (3) months or the remaining term of this Agreement (the "Payment Period"), and, except as otherwise provided below, no other or further amounts or payments (other than any previously due and unpaid amounts to which Employee is entitled through the date of death or Disability, as the case may be). In addition, in the event of a Disability termination pursuant to Section 6.2 hereof, during such Payment Period the Company shall continue to provide to Employee, at the Company's expense, the health and medical insurance benefits described in
Section 5.1(c) hereof as in effect at the date of termination (and solely in accordance with the terms and provisions of such benefits and related plans). Employee shall also be entitled to receive in one lump sum, payable within 30 days of the date of termination, any benefits or entitlements, including, without limitation, any portion of Bonus that was deferred under the Pollo Tropical Executive Bonus Plan and any vesting of Stock Options, in the case of such Stock Options, solely as such are specifically provided for, in the event of death or Disability, as the case may be, under the terms, provisions and conditions of the Option Agreement. Employee shall accept payment pursuant to this Section 6 in full discharge and release of the Company of and from any further obligation or liability under this Agreement.

         7.       Termination by Company for Cause; By Employee Without Good
                  Reason

                  7.1 Termination by Company for Cause. The Company shall have the right, in its sole and absolute discretion, to terminate the employment of Employee hereunder, at any time, for cause (as used herein, "Cause"), if:

                      (i) Employee shall be convicted by a court of competent jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or shall be habitually drunk, drugged or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to publicly and adversely reflect upon the reputation or stature of the Company; or

                      (ii) Employee shall have committed any act of fraud, embezzlement, misappropriation of funds or similar dishonest and injurious conduct against the Company, or shall have violated either (x) the Company's Board-adopted policy regarding trading in the Company's securities on the basis of material, non-public information, or (y) the restrictive covenant set forth in Section 9.2 hereof; or

                      (iii) Employee shall have demonstrated willful and injurious misconduct, or shall have demonstrated reckless or grossly negligent and injurious conduct, in connection with the performance of his duties and responsibilities under, or assigned pursuant to, this Agreement.

In the event of any such termination for Cause, Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 7.3 below, and the Company shall have no further obligation or liability to Employee (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to such termination and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                  7.2 Termination by Employee Without Good Reason. In the event Employee shall terminate his employment with the Company at any time during the Term, , and such termination of employment shall be for any cause, reason or justification other than for Good Reason (as such term is defined, and in accordance with the procedures established, under Section 8.2 below), excluding only death and Disability (but including, without limitation, quitting or voluntary resignation or termination), then Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in
Section 7.3 below, and the Company shall have no further obligation or liability (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to such termination and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                  7.3 Payments Upon Section 7 Termination. In the event that the employment of Employee shall be terminated by the Company for Cause pursuant to Section 7.1 hereof, or such employment shall be terminated by Employee for any cause, reason or justification other than for Good Reason as described in Section 7.2 hereof, then, in either such case, Employee shall be entitled to receive and be paid his Base Salary then in effect through the date of such termination, and no other or further amounts or payments. Nothing contained in this Section 7 shall constitute a waiver or release by the Company of any rights or claims it may have against Employee, including, but not limited to, any rights or claims pursuant to Section 9 hereof or arising from actions or omissions which may give rise to an event causing or leading to termination of this Agreement pursuant to this Section 7. Employee shall accept payment pursuant to this Section 7 in full discharge and release of the Company of and from any further obligation or liability under this Agreement.

         8.       Termination By Company Without Cause; by Employee for Good
                  Reason

                  8.1 Termination by Company Without Cause. The Company shall have the right, in its sole and absolute discretion, to terminate the employment of Employee, at any time, without Cause, or otherwise without any cause, reason or justification, provided that the Company provides to Employee at least thirty (30) days' prior written notice (the "Termination Notice") of such termination. In the event of any such termination by the Company, (i) Employee's employment with the Company shall cease and terminate on the date specified in the Termination Notice (or, if no date is so specified, on the date which is 30 days following the date of such notice), and (ii) Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 8.4 below, and the Company shall have no further obligation or liability to Employee hereunder (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to such termination and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                  8.2 Termination by Employee for Good Reason; Procedures. (a) Employee shall have the right to terminate his employment with the Company, at any time, for Good Reason (as such term is defined in Section 8.2(c) below), provided that Employee provides not less than forty-five (45) days' prior written notice to the Company, which notice shall explain in reasonable detail the cause or reason for such termination, and provided Employee satisfies the provisions and procedures set forth in this Section 8.2. On a mutually agreed date which shall be within fifteen (15) days following receipt of Employee's notice to the Company, Employee shall meet with representatives of the Company's Board of Directors and Employee shall present testimony and other evidence as to the bona fides of his purported termination for Good Reason hereunder. Within fifteen (15) days following such meeting, the Company shall have the opportunity to correct or cure the matter, or otherwise to address Employee's "Good Reason" concerns, such that there is no further reasonable basis for Employee's purported termination for Good Reason hereunder. If, at the conclusion of such second fifteen (15) day period, Employee continues to maintain in good faith that he has grounds to terminate his employment for Good Reason under this Section 8.2, he shall provide written notice of such, within five (5) days, to the Company, and thereupon the parties shall endeavor, for a period not to exceed ten (10) days, to amicably resolve, settle and compromise the matter. If no such resolution, settlement or compromise is reached by the conclusion of such 10-day period, the matter shall promptly be submitted to arbitration in accordance with the procedures set forth in Section 10.4 hereof. The determination of the arbitration panel selected pursuant to Section 10.4 hereof -- which shall determine whether Employee has properly terminated his employment for Good Reason in accordance with this Agreement and, if so, the date of such termination, and shall assess the fees and costs associated with arbitration in accordance with Section 10.4 -- shall be final and binding on all parties.

                  (b) In the event Employee satisfies the provisions of
Section 8.2(a) hereof and thus is found to have properly terminated his employment for Good Reason in accordance with this Section 8.2, (i) Employee's employment with the Company shall cease and terminate on the date determined by the arbitration panel (or, if the issue is agreed upon by both parties, on the mutually agreed date), and (ii) Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 8.4 below, and the Company shall have no further obligation or liability to Employee hereunder (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to such termination and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof).

                  (c) For purposes of this Agreement, the term "Good Reason" shall mean and include the following:

                      (i) any failure by the Company to pay to Employee the then applicable Base Salary and/or Bonus as such is required (or, in the case of the Bonus, as such may be required) to be paid under and in accordance with the terms of Section 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied promptly by the Company after receipt of written notice thereof from Employee; or

                      (ii) the assignment to Employee, without Employee's consent, of a title or position which is materially inconsistent with Employee's title or position as provided for or contemplated under this Agreement, or action by the Company which results in the material diminution of such title or position; or

                      (iii) the requirement by the Company that Employee, without Employee's consent, perform the services, duties and responsibilities required of Employee as contemplated hereunder from a location or office which is located outside of the South Florida area (which includes Miami Dade, Broward and Palm Beach counties), excluding business travel, road shows, trade shows and restaurant, franchise and site visits reasonably required in the course of performance of his duties as President and COO of Pollo Tropical hereunder.

                  8.3 Non-Renewal or Expiration of Employment Term. Pursuant to Section 2.2 hereof, the Company, in its sole and absolute discretion, has the option, among other things, to renew and extend this Agreement, and the employment of Employee hereunder. Pursuant to such Section 2.2, the Company also has the right, in its sole and absolute discretion, not to renew or extend this Agreement, and the employment of Employee hereunder, beyond the Initial Term. In the event this Agreement is not renewed and extended by the Company beyond the expiration of the Initial Term or any Renewal Term, or otherwise expires in accordance with its terms (in each case, an "Expiration"), then (i) this Agreement and Employee's employment shall automatically cease and terminate upon such Expiration, and (ii) Employee shall be entitled to receive and be paid solely the amounts, on the terms, provided in Section 8.4 below, and the Company shall have no further obligation or liability to Employee hereunder (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to such termination and documented to the Company in accordance with Sections 5.2(a) and 5.2(b) hereof). Notwithstanding any other term or provision in this Agreement (except as expressly provided in Section
8.4 hereof), no right to payments or benefits shall arise hereunder or otherwise in the event the Company does not elect to renew or extend Employee's employment term (or this Agreement) beyond the Initial Term or any Renewal Term.

                  8.4 Payments Upon Section 8 Termination or Expiration. (a) In the event of either (x) a termination of Employee's employment under, pursuant to and in compliance with Section 8.1 or Section 8.2 hereof, which termination of employment occurs at any time, or (y) in the event of an Expiration (as such term is defined in Section 8.3 hereof) of this Agreement, then Employee shall be entitled solely to the following payments and benefits:

                      (i) An amount equal to the greater of (x) the Employee's Base Salary then in effect, from the date on which Employee's employment is terminated or expires under the terms of this Agreement (the "Termination Date") until twelve (12) months after the Termination Date or (y) the Employee's Base Salary from the Termination Date through the end of the Initial Term as set forth in Section 2.1. The foregoing shall be payable as follows: a lump sum equal to one year's then current Base Salary payable within ten (10) days of the Termination Date and the balance, if any, payable in 24 equal monthly installments (i.e. through the end of the term of the 2-year non-competition agreement in Section 9.2).

                      (ii) Employee's Stock Options to be granted under the Option Agreement (as such terms are defined and described in Section 4.1 hereof) shall vest as set forth in and in accordance with the terms and provisions of the Option Agreement;

                      (iii) Employee's health and medical insurance benefits described under Section 5.1(c) (in accordance with the terms and provisions of such benefits and related plans), shall be continued at the Company's expense through the date which is 24 months following the Termination Date.

                      (iv) Any portion of Bonus that was deferred under the Pollo Tropical Executive Bonus Plan, shall be payable in a lump sum within ten (10) days of the Termination Date.

                  (b) Employee shall accept payment pursuant to this Section 8 in full discharge and release of the Company of and from any further obligation or liability under this Agreement.

         9.       Restrictive Covenants

                  9.1 Confidentiality Agreement. (a) Employee recognizes and acknowledges that, as a consequence of his duties hereunder, Employee from time to time will be provided access to or will otherwise come into contact with confidential and/or proprietary information of or regarding the Company. Accordingly, Employee agrees that he will not, during or after the term of his engagement, except with the prior written consent of the Company (or as expressly provided herein), disclose any confidential information relating to the Company to any individual or entity (other than employees or representatives of the Company who need to know such information to further the best interests of the Company, and other than third parties, such as analysts, potential franchisees, potential investors or lenders, who are either bound by a confidentiality agreement with respect to such information or, where such an agreement is not advisable or appropriate, are reasonably expected to further the best interests of the Company). The provisions of this
Section 9.1 shall not apply to information which is or shall become generally known to the public, the trade or similarly employed persons (except by reason of Employee's breach of his obligations hereunder), information which is or shall become available in trade or other publications (except by reason of Employee's breach of his obligations hereunder), and information which Employee is required to disclose by law or by order of a court of competent jurisdiction (but only to the extent specifically required by law or ordered by such court and only if Employee, where possible, shall give the Company prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems such appropriate).

                  (b) As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, surveys, analyses, budgets, projections, sketches, drawings, notes, records, renditions, promotional materials, agreements, memoranda or documents, and all other information relating to the Company's activities, operations, products, services, layouts, plans, strategies, systems, prospects and finances, including, without limitation, all methods, processes, recipes, techniques, shop practices, equipment, research data, marketing and sales information, personnel data, customer lists, supplier lists, franchisee lists, location lists, employee lists, financial data, data compilations, and all other techniques, know-how and trade secrets, including improvements thereof or know-how related thereto, which presently or in the future relate to the Company, or were conceived, originated, discovered or developed by the Company or any employee, agent, consultant or representative thereof (including, without limitation, Employee), or were or are in the possession of the Company. "Confidential information" shall not include general knowledge, expertise or skills gained by Employee with respect to the industry or markets in which the Company operates or information which Employee can prove by documentary evidence was known to Employee prior to his employment with the Company.

                  9.2 Non-Competition Agreement. (a) For so long as he is employed by the Company and for a period of two (2) years following the Termination Date, Employee shall not, directly or indirectly, for himself or for or on behalf of (either as principal, agent or consultant for, or in which he is or may be or become an officer, director, trustee, employee, significant shareholder, partner, member, or with which he is otherwise affiliated) any corporation, partnership, company, association, firm, entity or organization:

                      (i) provide services to, or engage in any business for profit with, any food service operation which:

                          (a) is a quick-service format restaurant operation,
or "home meal replacement" food preparation or delivery operation, in each case, which derives 30 percent (30%) or more of its gross food product revenues from the retail sale of poultry products (and, of such 30%, at least half of such revenues shall relate to the retail sale of bone-in poultry products); or

                          (b) is a Latin, tropical or Caribbean-theme restaurant
operation (whether quick-service, sit-down, casual dining or other format) in the United States (including its territories);

                  or

                      (ii) attempt to employ, solicit the employment of, offer employment to or enter into any employment or consulting agreement, arrangement, understanding or relationship with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period of more than one (1) year.

                  (b) Employee acknowledges that Section 9.2(a) above shall not be construed to limit in any way Employee's obligations regarding use or disclosure of confidential information as set forth in Section 9.1 above. If Employee violates this restrictive covenant and the Company brings legal action for injunctive or other relief and prevails in any such action, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Employee's obligations pursuant to Section 9.1 above regarding the nondisclosure of confidential or proprietary information shall survive and continue after the two year restrictive time period provided in Section 9.2.

                  9.3 Property of Company. All files, records, lists, notes, books, documents, materials, literature, discs, tapes, software, recordings, products and other materials (collectively, "Materials") owned by the Company or used by the Company in connection with its business or operations shall at all times remain the property of the Company, and, upon termination of Employee's employment, irrespective of the time, manner, cause or circumstances of termination, Employee shall surrender all of such Materials to the Secretary (or other properly authorized officer) of the Company.

                  9.4 No Modification; Conflicts. Employee understands and agrees that, unless he receives the prior written consent of the Company, his covenants, agreements and obligations under this Agreement (and each of them) may not be modified, released, amended, waived or terminated, and shall survive any termination of employment, irrespective of the time, manner, cause or circumstances of termination. Employee shall advise the Company's Board of Directors in writing of any matter which appears to present a conflict of interest with the interests of the Company, and Employee will promptly comply with any reasonable action requested by the Company to resolve or remedy any such conflicts as, when and if they arise.

                  9.5 Enforcement; Injunctive Relief. Notwithstanding any term or provision of this Agreement to the contrary (including, without limitation, Section 10.4 hereof), the restrictions, covenants and agreements set forth in this Section 9 shall be subject to interpretation and enforcement solely in accordance with this Section 9.5. Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that, in connection with such services, he will have access to confidential and proprietary information vital to the Company's business, and that therefore the restrictive covenants set forth in this Section 9 hereof are bargained for, fair and reasonable. Accordingly, Employee consents and agrees that if he violates any of the provisions of this Section 9, the

Company would sustain irreparable harm and damage, the monetary amount of which may be impossible to ascertain. Therefore, in addition to any other remedies which may be available to it, Employee acknowledges and agrees that the Company shall be entitled to apply to any court of competent jurisdiction for an injunction enjoining and restraining Employee from committing or continuing any such violation of any provision of this Agreement. Nothing in this Agreement shall be construed as prohibiting or limiting the Company from pursuing any other remedy or remedies, at law or in equity, before any court of competent jurisdiction, including, without limitation, recovery of damages.

                  9.6 Modification or Elimination of Restrictions. In the event that, notwithstanding Employee's acknowledgment that the restrictive covenants set forth in Section 9 hereof are bargained for, fair and reasonable, any of the restrictions contained in Section 9 shall be held to be in any way an unreasonable or otherwise unenforceable restriction on Employee, then, and only in such event, the parties hereto specifically agree that the court so holding may reduce the territory and/or period of time in which such restrictions operate, or modify, reduce or eliminate any such restriction, in each case, to the extent necessary to render such section enforceable to the maximum extent permitted under applicable law. The parties hereto desire that the restrictive covenants included in this Section 9 be enforced as written and, if not as written, to the maximum extent possible.

                  9.7 Employee's Address. Upon any termination of employment with the Company by Employee and for a period of two years thereafter, Employee shall advise the Company of his home and business addresses and the identity of his employer, including any changes thereto.

         10.      Miscellaneous

                  10.1 Attorneys' Fees. Each party hereto shall be responsible for its own attorney's or other fees associated with drafting and negotiating this Agreement. In the event of any dispute which results in a proceeding between the parties (including any arbitration pursuant to Section 10.4 hereof) arising out of or relating to this Agreement, the unsuccessful party shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees and expenses, which costs, expenses and fees shall be included in and made a part of any judgment or award rendered in such proceeding.

                  10.2 Notices. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight courier, or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

                  If to the Company, to:       CARROLS CORPORATION
                                               968 James Street
                                               Syracuse, NY 13203
                                               Attention: Chairman
                                                          General Counsel

                  (or to such other address as the Company makes publicly known as the address of its principal executive offices).

                  If to Employee, to his last known address as set forth in the Company's employment and payroll records.

         Any party may by proper notice change the address to which notice or other communications to it are to be delivered or mailed.

                  10.3 Entire Agreement; Employee Representations; Amendments; Waivers; Headings; Drafting. (a) This Agreement (together with the other written agreements specifically referred to herein) represents the entire agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by, and supersedes, any and all prior offers, proposals, statements, understandings, promises, assurances, warranties or representations, oral or written, made by, for or on behalf of either party. Notwithstanding any other term or provision hereof (or any descriptions contained herein), the terms, provisions and conditions of the Stock Options shall be as set forth in, and shall be governed solely by, the Option Agreement (in its final form as executed and delivered by both parties).

                  (b) As a material inducement for the Company to enter into this Agreement, Employee represents and warrants to the Company as follows:
(i) the Company (including, for purposes of this Section 10.3(b), includes its officers, directors, employees, agents, representatives and controlling shareholders, or any of them), has not made, and does not make, any representation, warranty, promise or assurance to Employee regarding the Company, or its business, operations, affairs, financial condition, capital resources, personnel, plans, prospects or related or other matters regarding the Company, and (ii) with respect to any information or materials (hereinafter, "materials") the Company may have provided to Employee prior to and including the date hereof, although the Company has endeavored to include in any such materials information known to it which it believes to be relevant and useful for the purposes of Employee's evaluation and investigation, Employee specifically understands and agrees that the Company has not made, and does not make, any representation, warranty, promise or assurance as to the accuracy or completeness of any such information (provided, however, that the Company represents that any such materials which have been filed with the Securities and Exchange Commission and made publicly available are, as of the date of which they speak, true and correct in all material respects).

                  (c) This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Employee. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

                  (d) The captions and headings set forth herein are for convenience of reference only, and shall in no way effect the meaning, construction or interpretation of this Agreement.

                  (e) The fact that one party initially prepared the first draft, or was responsible for revising subsequent drafts, of this Agreement shall be accorded no weight, shall give rise to no presumption regarding bargaining position, and otherwise shall not affect the construction, meaning or interpretation of any term or provision hereof, each party having been represented by counsel having reviewed and discussed the document and having thoughtfully considered and weighed the relative merits and costs, benefits and detriments, of each of the provisions hereof before entering into this Agreement.

                  10.4 Arbitration. (a) Except as set forth in subsection (b) of this Section 10.4, in the event that any good faith dispute arises between the parties regarding the terms or provisions of this Agreement, and specifically as provided under Section 8.2 hereof (regarding a purported "Good Reason" termination by Employee), the following provisions and procedures shall apply for reaching a final resolution of such dispute. The matters and/or issues which cannot be resolved after the parties have used reasonable efforts to reach an amicable resolution or settlement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any successor thereof), and judgment upon the determination or award rendered by the arbitration panel may be entered in any court having competent jurisdiction over such. Venue of the arbitration shall be Miami, Florida. Any controversy or claim shall be submitted to a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association. In the event of any such arbitration, (i) the arbitrators shall interpret the terms, provisions and conditions, and the rights, duties, responsibilities, entitlements and benefits, hereunder based solely upon the language set forth in this Agreement, it being understood and agreed by the parties that each party has carefully considered, negotiated and bargained for the language as set forth in this Agreement, and (ii) the fees, costs and expenses associated with such arbitration, including without limitation, the fees of members of the arbitration panel, shall be assessed and paid in accordance with Section 10.1 hereof. Each party shall be entitled to submit testimony, documents and other competent evidence before the panel. The determination of the arbitration panel pursuant to this Section 10.4 shall be final and binding on all parties.

                  (b) Notwithstanding any other term or provision of this Agreement, the provisions and procedures set forth in subsection (a) of this
Section 10.4 shall not apply to any dispute, interpretation or enforcement of any term, provision or restriction set forth in Section 9 hereof.

                  10.5 Further Assurances; Releases. Each party shall execute and deliver such other and further agreements, instruments, releases and documents as the other party may reasonably request in order to more fully implement the agreements and obligations provided for under this Agreement. Any failure or refusal by a party to provide a further implementing agreement, instrument, release or document requested by the other party, or required pursuant to the terms of this Agreement, shall in no way affect the substance, meaning, validity or enforceability of the provision or agreement (whether a representation, covenant, release, discharge or otherwise) which is sought to be more fully implemented, or implemented, pursuant to this Agreement. Employee affirms that he has carefully read and fully understands all of the provisions of this Agreement, that he has had the opportunity to consult with legal counsel regarding the contents and consequences of this Agreement, that he signed this Agreement knowingly, voluntarily and of his own free will intending to be legally bound hereby. Employee recognizes that this Agreement requires, under the circumstances specified herein, the full discharge and release (the "Release") by Employee (on behalf of himself and his assigns, estate, descendants, Guardian(s) and other representative(s), including Legal Representatives), of the Company (and its successors, assigns, officers and directors) of and from any further obligation or liability under this Agreement. The requirement of the Release, under the circumstances specified in this Agreement, was bargained for between the parties and constitutes a material provision, or provisions, of this Agreement.

                  10.6 Successors and Assigns: Severability. This Agreement shall inure to the benefit of and be binding upon and enforceable against the Company, its successors and assigns, and Employee and his descendants, executors, administrators and other representatives, including Legal Representatives. This Agreement is not assignable, and the obligations hereunder are not delegable, by Employee. Should any section, provision or clause hereof be held to be invalid, void or unenforceable, such holding shall not affect any other section, provision or clause hereof which can be given effect without such invalid, void or unenforceable provision.

                  10.7 Governing Law Venue. This Agreement, and all questions as to its validity, interpretation, meaning, performance and enforcement, shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida. The Federal and state courts of Miami - Dade County, Florida shall be the exclusive venue for any litigation or other proceeding that may arise out of or by reason of this Agreement.

                  10.8 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original as against any party whose signature (or, in the case of the Company, whose officer's signature) appears thereon, and all of which together shall constitute one and the same instrument and agreement. This agreement shall be and become binding when all parties hereto have signed or executed one or more counterparts.

                  10.9 Directors and Officers Liability Insurance. Employee shall be covered under the Carrols Corporation Officers and Directors liability insurance policy as long as such policy is in effect. The Company shall notify Employee, in writing, thirty (30) days prior to the cancellation or termination of such insurance coverage.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Witnesses:                                  CARROLS CORPORATION

                                            By: /s/ Alan Vituli
------------------------------------           -------------------------------
                                            Name:  Alan Vituli
                                            Title: Chairman and Chief
                                                        Executive Officer

                                            EMPLOYEE

                                            /s/ Nicholas A. Castaldo
-------------------------------------       ----------------------------------
                                            Nicholas A. Castaldo